Exhibit 10.3

DIRECTOR COMPENSATION ARRANGEMENTS

     Healthaxis Inc. (the “Company”) maintains a compensation program for its non-employee directors, which is comprised of both an equity and a cash component. Effective May 10, 2006, a new annual compensation program was approved for the Company’s non-employee directors. Each such director receives annually a number of shares of restricted stock equal to approximately $10,000 in value, with the chairman of each committee of the Board of Directors receiving an additional 25% of such number of shares of restricted stock and the Chairman of the Board receiving an additional 50% of such number of shares of restricted stock. These grants of restricted stock vest at the rate of 25% for each of the four regular quarterly meetings of the Board of Directors and its committees.

     With respect to cash compensation, non-employee directors other than the Chairman of the Board receive $1,875 for each meeting attended in person, $500 for each committee meeting attended in person when not held on the same date and at the same location as a meeting of the Board of Directors, and $250 per hour for attendance at telephonic meetings (with a maximum of $500 per telephonic meeting). The Chairman of the Board receives $5,675 for each meeting of the Board of Directors attended in person, and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting). Committee chairs and the lead director receive an additional $2,000 per committee meeting attended in person and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting).